Exhibit 99.1
Valley Financial Corporation
____________________________________________________________________________

FOR RELEASE 4:00 p.m. November 13, 2013

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY FINANCIAL CORPORATION REPURCHASES WARRANT
FROM U.S. TREASURY

ROANOKE, VIRGINIA (November 13, 2013) - Valley Financial Corporation (NASDAQ: VYFC), the holding company for Valley Bank, announced today that it has completed the repurchase of a common stock warrant issued to the U. S. Treasury (“Treasury”) in 2008. The warrant provided the right to purchase 344,742 shares of common stock at a price of $6.97 per share. Valley Financial Corporation and Treasury agreed upon a repurchase price of $1,548,000 for the warrant. The Treasury does not have any residual interest in Valley Financial Corporation after the repurchase of the warrant.

Ellis L. Gutshall, President and CEO, stated “We are pleased to have completed the repurchase of the warrant from the Treasury. To exit TARP completely without diluting our current shareholders was a key strategic objective and our ability to do so reflects the financial strength of our company.”

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from nine full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, 1003 Hardy Road in the Town of Vinton, and 4003 Challenger Avenue in Roanoke County. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.